EMPLOYMENT AGREEMENT

BETWEEN

THE PHOENIX GROUP CORPORATION

AND

J. MICHAEL POSS

THIS AGREEMENT made and entered into as of the 7th day of May, 2002 by and between The Phoenix Group Corporation, a Delaware corporation (the "Corporation"), and J. Michael Poss, a resident of Texas (hereinafter referred to as "Executive").

WHEREAS, the parties, for and in consideration of the mutual and reciprocal covenants and agreements hereinafter contained, and intending to be legally bound hereby, do contract and agree as follows:

1.   Purpose and Employment. The Corporation’s primary business (the “Corporation’s Business”) is owning, leasing operating and managing (i) home health companies and agencies, (ii) specialty outpatient medical facilities (including, but not limited to, comprehensive outpatient rehabilitation facilities) and (iii) companies that provide various ancillary healthcare services (including, but not limited to, pharmacy, durable medical supplies and equipment, wound care, rehabilitation therapies, IV therapies, respiratory therapies, and portable X-ray). The purpose of this Agreement is to define the relationship between the Corporation and Executive. The Corporation hereby employs Executive, and Executive hereby accepts employment by the Corporation, all upon the terms and conditions hereinafter set forth.

2.   Position and Scope of Duties.

(a)   Executive shall serve the Corporation as its Executive Vice President and Chief Financial Officer. At all times, Executive shall report to, discharge his duties in consultation with and be under the direct supervision and control of the Corporation’s Chairman and Chief Executive Officer, shall perform such duties, consistent with the Executive's employment as a senior corporate executive of the Corporation, shall hold such other titles with respect to the Corporation, or any of its divisions, subsidiaries, or affiliates, as the Corporation's Board of Directors may from time to time determine, and shall comply with all applicable provisions of the Corporation's certificate of incorporation. Executive shall, subject to the direction of the Corporation's Chairman and Chief Executive Officer, have authority to formulate policies for and oversee all aspects of the Corporation and its divisions, subsidiaries, and affiliates. As to employees under his jurisdiction, including those working directly under his supervision, Executive shall use his best efforts (i) to employ and retain only employees who are capable and willing to perform according to applicable legal requirements and applicable policies of the Corporation, and also (ii) to assure that such personnel are properly trained and supervised. Subject to the direction of the Corporation's Chairman and Chief Executive Officer, Executive may hire and terminate the employment of any other employee of the Corporation, or of any of their divisions, subsidiaries or affiliates, who is under his jurisdiction.

(b)   Executive shall devote his primary business time to the business and affairs of the Corporation, excluding any periods of vacation, sick leave, and disability to which Executive is entitled; and he shall fulfill his duties to the Corporation to the best of his ability. However, it shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic, or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements, or teach at educational institutions, and (iii) manage his personal finances and passive investments, so long as none of such activities (singularly or collectively) significantly interfere with the performance of the Executive's responsibilities as an employee of the Corporation in accordance with this Agreement.

(c)   A description of the specific duties and responsibilities of the Executive is contained in Exhibit A attached to this Agreement.

3.   Term. The term of this Agreement shall be for a period of three (3) years commencing May 7th, 2002 (the "Term") unless terminated earlier by mutual agreement of the parties or by either party in accordance with Section 8 of this Agreement. Upon completion of the original three-year Term, the Agreement shall automatically be renewed for a period of one (1) year as of each succeeding January 1st (beginning January 1, 2006); provided, that the Corporation may terminate the Agreement as of any such renewal date by providing ninety (90) days advance written notice to the Executive.

4.   Compensation During Employment. For all the services to be rendered by Executive hereunder, the Corporation shall pay to Executive a base salary, bonuses, and incentive compensation as follows:

(a)   Base Salary. Executive shall be paid an annual base salary of Two Hundred Fifty Thousand dollars ($250,000.00), payable in equal monthly installments during the first year of this Agreement. Payment of such salary in future years may be made in shares of Corporation Common Stock (the "Shares"), cash, or a combination thereof, as determined by the Executive, in his sole discretion, The value of any Shares paid to the Executive under this provision shall be based on the per share price of the last trade of Shares as reported on NASDAQ or the OTC bulletin board, as applicable, for the last trading day of the applicable pay period (or if Shares were not traded on such date, for the closest preceding date on which a trade occurred). The Corporation’s Chairman and Chief Executive Officer may increase the Executive 's annual base salary effective as of any anniversary date of this Agreement in such amounts as the Chairman and Chief Executive Officer deems appropriate in his sole discretion.

(b)   Stock Grant. As inducement for Executive to become Executive Vice President and Chief Financial Officer, Executive shall receive a one time grant of Five Million (5,000,000) Shares of the Company’s common stock on.

(c)   Executive's Incentive Compensation. Executive may be entitled to such bonuses and incentive compensation as may be determined by the Chairman and Chief Executive Officer in his sole discretion. Each such bonus or incentive compensation may be paid in cash or Shares or combination thereof as the Chairman and Chief Executive Officer shall determine in his sole discretion. Such incentive compensation may also include options to purchase shares of the Corporation's Common Stock pursuant to a plan established by the Corporation's Board of Directors.

5.   Other Benefits. In addition to other benefits conferred under this Agreement, Executive shall have the right to participate in (on the same terms and conditions as available to other senior executives of the Corporation) all pension plans, retirement plans, deferred compensation plans, executive compensation plans, major medical, group health, disability, accidental death and group term life insurance plans, "fringe" benefit plans (including permissible sick days or leave days), and other employee benefit plans that the Corporation shall, from time to time, generally confer upon other senior executives of the Corporation.

6.   Vacation, Holidays, etc. Executive shall be entitled to five (5) weeks vacation with pay (or such greater length of time as may be approved from time to time by the Corporation's Board of Directors) during each fiscal year of the Corporation, such vacation to be taken by Executive at such times as shall be consistent with the business requirements of the Corporation. In addition, Executive shall also be entitled to such holidays as are customary in the Corporation. Unused holidays and days of vacation may not be carried over form one fiscal year to another, and additional income will not be given for vacation time or holidays not taken.

7.   Expenses. Executive is expected from time to time, to incur reasonable expenses as he reasonably deems to be for the Corporation's benefit and for promoting the business of the Corporation, including expenses for entertainment, travel, and similar items. Executive shall be promptly reimbursed for all such reasonable expenses (in accordance with the policies and procedures regarding employee business-related expense from time to time established by the Corporation for its senior executive officers) upon his presenting to the Corporation a detailed itemized expense voucher therefor in accordance with applicable corporate policies. Executive may also draw funds from the Corporation, but only to the extent necessary and appropriate, for reasonable expenses to be incurred on behalf of the Corporation and then only in accordance with applicable corporate policies. Detailed records of the expenditure of such funds shall be tendered by Executive for expenses incurred on behalf of the Corporation in accordance with applicable corporate policies, and if any portion of such funds are unexpended or unaccountable, then Executive shall promptly return such unexpended or unaccountable sums to the Corporation. Executive shall be reimbursed for all reasonable costs incurred in relocating from Georgia to the Dallas, Texas area including, but not necessarily limited to packing, loading, and delivery and unpacking of belongings as well as reasonable travel and lodging costs of Executive and his spouse between Georgia and Texas. Additionally, Executive will be reimbursed for living costs incurred for temporary housing in Texas until Executive’s home in Georgia is sold.
Additionally, Executive will be reimbursed for travel costs to Georgia until relocation is completed.

8.   Termination of Employment.

(a)   Termination for Cause. Notwithstanding the provisions of Section 3 hereof, the Corporation shall have the right to terminate this Agreement immediately upon giving written notice to the Executive (or Executive's personal or legal representatives, if appropriate), for any of the following reasons:

   (1)   Death of the Executive;

   (2)   Inability of the Executive, by reason of physical or mental disability ("Disability"), to continue to perform his duties hereunder for the remainder of the term of this Agreement;
   (3)   Just Cause, which is defined herein to mean: (a) Executive's gross negligence in performing his duties hereunder; (b) Executive's willful failure or refusal to perform his duties hereunder; (c) Executive's intentional wrongful act or wrongful failure to act that materially and adversely affects the business affairs of the Corporation; or (d) Executive's commission of any act of fraud, commission of any felony, material breach of any provision of this Agreement, involvement in any material conflict of interest or self dealing transaction in violation of the applicable corporate laws of the State of Delaware, or other material breach of any of his quasi-fiduciary duties to the Corporation in violation of the applicable corporate laws of the State of Delaware (including, but not limited to, the duties of due care, loyalty, and fair dealing).

(b)   Termination Benefits. If this Agreement expires, or if during the Term the Corporation terminates this Agreement and Executive's employment hereunder as a result of any of the following, Executive will be entitled to the following termination compensation or severance benefits:

(1)   Death. If during the Term, Executive's employment is terminated by reason of death, the Corporation shall thereafter have no liability to Executive's estate hereunder, except to timely pay and provide his estate the following: (i) the portion, if any, of Executive's Base Salary for the period up to the date of death that remains unpaid; (ii) any bonuses and incentive compensation for any preceding year or for the current year that have been earned (pro-rated to the date of death), but have not been paid as of the date of death; and (iii) all other payments and benefits that Executive is eligible to receive, but have not yet been received as of the date of death, under all benefit plans, retirement plans, and other arrangements that, by their terms, apply.

(2)   Disability. If during the Term, Executive's employment is terminated due to Executive's Disability as defined in paragraph 8(a)(2) above, the Corporation shall, after such effective date of termination, have no liability to Executive hereunder, except to timely pay and provide the Executive the following: (i) the portion, if any, of Executive's Base Salary for the period up to the effective date of termination that remains unpaid; (ii) any bonuses and incentive compensation for any preceding year or for the current year (pro-rated to the effective date of termination) that have been earned, but have not been paid as of the effective date of termination; and (iii) all other payments and benefits that Executive is eligible to receive, but have not yet been received as of the effective date of termination, under all benefit plans, retirement plans, and other arrangements that, by their terms, apply.

(3)   Just Cause. If during the Term, Executive's employment is terminated for Just Cause as specified in Section 8(a)(3) above, the Corporation shall, after such effective date of expiration or termination, have no liability to Executive hereunder, except to timely pay and provide the Executive the following: (i) any bonuses and incentive compensation for any preceding year or for the current year (pro-rated to the effective date of termination; and (ii) all other payments and benefits that Executive is eligible to receive, but have not yet been received as of the effective date of termination, under all benefit plans, retirement plans, and other arrangements that, by their terms, apply. To the extent that any insurance coverages maintained by the Corporation for the benefit of Executive have conversion privileges into individual policies, the Executive, upon his termination of employment or within any applicable grace periods thereafter, may (at his sole cost) so convert such coverages, as well as exercise (at his sole cost) all rights of continuation prescribed by applicable law.

(4)   Without Cause. If during the Term, Executive's employment is terminated without the Executive’s written consent and without Just Cause for any reason whatsoever other than disability or death, the Corporation shall, after such effective date or expiration or termination, have no liability to Executive hereunder, except to timely pay and provide the Executive the following: (i) the same Base Salary, bonuses and incentive compensation, benefits, and other compensation that the Executive would otherwise be entitled to receive hereunder through the remaining unexpired Term hereof as though no termination or expiration had occurred; (ii) any bonuses and incentive compensation for any preceding year or for the current year that have been earned, but have not been paid as of the effective date of termination; (iii) all other payment and benefits that Executive is eligible to receive, but have not yet been received as of the effective date of termination. To the extent that any insurance coverages maintained by the Corporation for the benefit of Executive have conversion privileges into individual policies, the Executive, upon his termination of employment or within any applicable grace periods thereafter, may (at his sole cost) so convert such coverages, as well as exercise (at his sole cost) all rights of continuation prescribed by applicable law.

(5)   Termination by Executive. In the event that Executive terminates this Agreement for any reason, the Corporation shall, after such effective date of termination, have no liability to Executive hereunder, except as specified in Section 8(b)(3) hereof, as if the Corporation had terminated the Executive for Cause; provided, however, that if the Executive elects to terminate this agreement due to: (i) a breach of this Agreement by the Corporation; (ii) a change in job description or duties; (iii) the relocation of the Executive without his written consent; or (iv) a change in control of the Corporation resulting from either a sale or merger of the assets, or of stock of the Corporation, then any such termination shall be deemed a termination for good reason and shall be treated as a termination without cause by the Corporation pursuant to Paragraph 8.(b)(4).

9.   Restrictive Covenants of Executive.

(a)   Definitions. For the purposes of this Agreement:

   (1)   "Confidential Information" shall mean any information relating to the Corporation or to the business of the Corporation (or to any of its parents, subsidiaries or affiliates) (whether proprietary or otherwise) not generally known to the public or known by Executive otherwise than as a consequence of or through his employment with the Corporation and treated by the Corporation as being confidential, including, but not limited to, research, marketing, customer lists, databases, financing sources, methods, techniques and systems, all of which shall be deemed by the Corporation and Executive as being Confidential Information.

(2)   "Person" shall mean an individual, a partnership, an association, a corporation, a trust, an unincorporated organization, or any other business entity or enterprise, provided, however, that the term "Person" shall not include the Corporation.

(b)   Acknowledgements. Executive agrees and acknowledges that: (i) he will be in a position of confidence and trust with the Corporation and he will have access to Confidential Information; (ii) the nature and periods of restrictions imposed by the covenants set forth in this Section are fair, reasonable and necessary to protect and preserve for the Corporation the benefits of this Agreement and that such restrictions will not prevent Executive from earning a livelihood; (iii) the Corporation would sustain irreparable loss and damage if Executive were to breach any of such covenants; and (iv) the covenants herein set forth are made as an inducement to and have been relied upon by the Corporation in entering this Agreement.

(c)   Confidential Information. Executive hereby covenants and agrees that Executive shall not, directly or indirectly, during the Term of this Agreement and for three (3) years after Executive's employment is terminated for whatever reason, disclose to any Person or use or otherwise exploit for Executive's own benefit or for the benefit of any other Person any Confidential Information that was disclosed to Executive or acquired by Executive while an employee of the Corporation. Upon the termination or expiration of this Agreement, Executive shall return to the Corporation all material in Executive's possession or control which is of a confidential matter relating to the Corporation's business. These provision shall survive the termination or expiration of this Agreement.

(d)   Consent to Court-Ordered Remedy. Executive acknowledges that his breach of any covenant set forth in this Section 9 will result in irreparable injury to the Corporation and that the Corporation's remedies at law for such a breach are inadequate and extremely difficult to calculate or determine. Accordingly, Executive agrees and consents that upon such a breach or threatened breach by Executive of any covenant set forth herein, the Corporation may be entitled to such remedies in law or equity as may be determined by the court for such a breach or threatened breach.

(e)   Remedies Cumulative and Concurrent. The rights and remedies of the Corporation, as provided in this Section 9 shall be cumulative and concurrent and may be pursued separately, successively or together against Executive at the sole discretion of the Corporation, and may be exercised as often as occasion therefor shall arise. The failure to exercise any right or remedy shall in no event be construed as a waiver or release thereof.

10.   Indemnity. To the fullest extent permitted by law, the Corporation shall indemnify Executive and hold him harmless for any acts or decisions made by him in good faith while performing services for the Corporation. In addition, to the fullest extent permitted by law, the Corporation shall pay all expenses, including attorneys' fees, actually and necessarily incurred by Executive in connection with the defense of any action, suit or proceeding challenging such acts of decisions and in connection with any appeal thereon including the costs of settlement. This indemnification obligation shall survive the termination of the Executive's employment hereunder.

11.   Waiver of Breach of Violation Not Deemed Continuing. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.

12.   Notices. Any and all notices required or permitted to be given under this Agreement will be sufficient if furnished in writing, personally delivered or sent by certified mail, return receipt requested as follows:

To Executive:

J. Michael Poss
6405 Mercedes Avenue
Dallas, Texas 75214

To the Corporation:

The Phoenix Group Corporation
Attn: Chairman and Chief Executive Officer
801 E. Campbell Road
Suite 345
Dallas, Texas 75205

13.   Securities Law Compliance. The Executive represents and agrees that he is acquiring any Shares he receives under this Agreement for his own account and not with the intention reselling or distributing the Shares, except as permitted under this Agreement and any applicable federal and state securities laws. The Corporation shall have the right to take any actions it may deem necessary or appropriate to ensure that the Shares granted to the Executive complies with applicable federal and state securities laws.

14.   Tax Liability. The Corporation may withhold from any payment made pursuant to this Agreement any federal, state or local taxes required to be withheld from such payment. The Executive shall make such arrangements as may be required or be satisfactory to the Corporation (in its sole discretion) for the payment of any tax withholding obligations that arise in connection with the granting of Shares under this Agreement. The Corporation shall not be required to issue any Shares under this Agreement until such obligations are satisfied.

15.   Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of Texas. The parties hereto consent to jurisdiction and venue in the Texas state courts in Dallas, Texas and United States District Court for the Northern District of Texas, Dallas Division.

16.   Paragraph Headings. The paragraph headings contained in this Agreement are for convenience only and shall in no manner be construed as a part of this Agreement.

17.   Entire Agreement. This Agreement supersedes all prior discussions and agreements between the Corporation, or any of its officers, directors, employees, or agents, and Executive with respect to all mattes relating to the employment by the Corporation of Executive and all other matters contained herein, and this Agreement constitutes the sole and entire agreement with respect thereto. Any representation, inducement, promise or agreement, whether oral or written, between the Corporation, or any of its officers, directors, employees, or agents, and Executive which is not embodied herein shall be of no force or effect.

18.   Successors and Assignors. This Agreement shall be binding upon, and shall inure to the benefit of, the Corporation and Executive and their respective heirs, personal and legal representatives, successors, and assigns.

19.   Severability. If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable the remainder of this Agreement or the application of such terms, covenants and conditions to persons or circumstances other than those as to which it is held invalid or unenforceable shall be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

IN WITNESS WHEREOF, the Corporation has hereunder to caused this Agreement to be executed by its duly authorized offices and seals to be hereunto affixed, and Executive has hereunto set his hand and seal, all being done in duplicate originals delivered to each party as of the day and year first above written.

/s/ Kathryn D. Fuller                   /s/ J. Michael Poss
Witness                       J. Michael Poss

ATTEST:                       The Phoenix Group Corporation

/s/ Shanna A. Raymond               By: /s/ Ronald E. Lusk

DCLIB-0208107.01-SDCHENEV April 28, 2004 2:25 PM

EXHIBIT A
DESCRIPTION OF SPECIFIC DUTIES AND RESPONSIBILITIES

Executive shall serve the Corporation as its Executive Vice President and Chief Financial Officer. At all times, Executive shall report to, discharge his duties in consultation with and be under the direct supervision and control of the Corporation's Chairman and Chief Executive Officer. Executive shall perform such duties, consistent with the Executive's employment as a senior corporate executive, shall hold such other titles with respect to the Corporation, or any of its divisions, subsidiaries or affiliates, as the Corporation's Board of Directors may from time to time determine, and shall comply with all applicable provisions of the Corporation's certificate of incorporation and bylaws.
.
As to employees under Executive's jurisdiction, including those working directly under his supervision, Executive shall use his best efforts to (i) employ and retain only employees who are capable and willing to perform according to applicable legal requirements and applicable policies of the Corporation, and (ii) assure that such personnel are properly trained and supervised. Subject to the direction of the Corporation's Chairman and Chief Executive Officer, Executive may hire and terminate the employment of any other employee of the Corporation, or any of its divisions, subsidiaries or affiliates, who is under his jurisdiction.

THE PHOENIX GROUP CORPORATION
AMENDMENT TO EMPLOYMENT AGREEMENT

Any reference to stock options or stock grants contained within the employment agreement dated May 7, 2002 between The Phoenix Group Corporation (“the Company”) and me, J. Michael Poss, have been fulfilled or completed in a manner satisfactory to me, such that there are no remaining grants of stock or stock options that exist as of today under the employment contract.

This amendment does not prevent the future award of shares of common stock or the granting of options of The Phoenix Group Corporation.

/s/ J. Michael Poss
J. Michael Poss

STATE OF TEXAS
COUNTY OF DALLAS

SWORN AND SUBSCRIBED TO BEFORE ME this the 14th day of May, 2004 to certify which witnesses my hand and official seal.

/s/ Kathryn D. Fuller
Notary Public, State of Texas

THE PHOENIX GROUP CORPORATION
AMENDMENT TO EMPLOYMENT AGREEMENT

Effective May 29, 2004, I hereby agree that the compensation provided for in Section 4(a) of Employment Agreement Between The Phoenix Group Corporation and J. Michael Poss shall be reduced to an annual base salary of $90,000.00 payable in equal monthly installments. No portion of the salary shall be deferred. No portion of the base salary shall be payable in the form of the Corporation’s Common Stock.

/s/ J. Michael Poss
J. Michael Poss

STATE OF TEXAS
COUNTY OF DALLAS

SWORN AND SUBSCRIBED TO BEFORE ME this the 16th day of August, 2004 to certify which witnesses my hand and official seal.

/s/ Kathryn D. Fuller
Notary Public, State of Texas